UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2010

WESTERN REFINING, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation) Number)	001-32721 (Commission File Number)	20-3472415 (IRS Employer Identification

123 W. Mills Ave., Suite 200
 El Paso, Texas 79901
 (Address of principal executive offices)

(915) 534-1400
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

               On December 23, 2010, Western Refining, Inc. (the “Company”) entered into the Fifth Amendment to the Revolving Credit Agreement, (the “Fifth Amendment”) among the Company, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, amending that certain Revolving Credit Agreement, dated May 31, 2007, as amended, supplemented or otherwise modified from time to time (the “Existing Revolving Credit Agreement”) among the Company, the several lenders from time to time party thereto and Bank of America, N.A., as administrative agent.

As a result of the Fifth Amendment, the Existing Revolving Credit Agreement has been amended and restated effective December 23, 2010 (the “Amended Revolving Credit Agreement”).  A copy of the Fifth Amendment, including the Amended Revolving Credit Revolving Agreement, is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Prior to the Fifth Amendment, lenders under the Existing Revolving Credit Agreement held commitments totaling $800 million, all of which would have matured on May 31, 2012.  As a result of the Fifth Amendment, the lenders that agreed to the Fifth Amendment will have commitments totaling $655 million in a new tranche of revolving commitments that matures on January 1, 2015 (the “Extended Tranche”) and the remaining lenders will have commitments totaling $145 million in a tranche of revolving commitments that matures on May 31, 2012 (the “Existing Tranche”).  The availability of both tranches will be limited to a borrowing base tied to eligible accounts receivable and inventory.

Lenders who did not consent to the extension of maturity retain their commitments under the Existing Tranche at the same pricing as applied under the Existing Revolving Credit Agreement.  Pricing for the Extended Tranche initially will be LIBOR plus a margin of 3.50% and thereafter LIBOR plus a margin that will fluctuate, based on unused availability, from 3.00% to 3.75%.

The lenders also approved a number of other  amendments to the Existing Revolving Credit Agreement, including the following:

•
Financial maintenance covenants under the Existing Revolving Credit Agreement have been replaced with a 1.00 to 1.00 fixed charge coverage ratio covenant that applies only when unused availability falls below a specified level;

•	The components of the borrowing base and the eligibility criteria for such components have been revised, and certain specified reserves in respect thereof have been provided;

•	The sublimit for the swingline facility has been revised to be 10% of total commitments;

•	Overadvances and protective advances by lenders have been provided for;

•	The formation of an unrestricted master limited partnership subsidiary has been permitted;

•	The negative and affirmative covenants have been amended in a number of ways, including:

o	Amendments to permit certain types of specified transactions; and

o
Amendments to the lien, investment, disposition, debt, restricted payment and debt prepayment covenants, including amendments to permit certain investments, restricted payments and debt prepayments subject to satisfying an excess availability test and a specified fixed charge coverage ratio, in each case, after giving pro forma effect to such investment, restricted payment or debt prepayment.

The Company is also party to agreements governing other indebtedness, some of which may prevent the Company from undertaking certain of the transactions permitted under the Amended Revolving Credit Agreement.

The above description of the Fifth Amendment does not purport to be a complete statement of the parties’ rights and obligations under the Amended Revolving Credit Agreement. The Fifth Amendment, including the Amended Revolving Credit Agreement, is filed as Exhibit

10.1 to this Form 8-K. The description of the terms of the Fifth Amendment is qualified in its entirety by reference to such exhibit.

Certain of the lenders under the Amended Revolving Credit Agreement and their affiliates have pre-existing relationships with the Company, including the performance of investment banking, commercial banking and advisory services for the Company, from time to time, for which such lenders have received customary fees and expenses.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information required by Item 2.03 is contained in Item 1.01 of this Current Report on Form 8-K above and is incorporated herein by reference.

Item 8.01          Other Events.

The Company issued a press release in connection with its entering into the Fifth Amendment and the Amended Revolving Credit Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01          Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
Exhibit 10.1
Fifth Amendment to the Revolving Credit Agreement dated as of December 23, 2010, among the Company, as Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, amending that certain Revolving Credit Agreement, dated May 31, 2007, as amended, supplemented or otherwise modified from time to time (including the Amended Revolving Credit Agreement)

Exhibit 99.1	Press release dated December 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN REFINING, INC.
By:	/s/ Gary R. Dalke
	Name:	Gary R. Dalke
	Title:	Chief Financial Officer

Dated: December 28, 2010